EXHIBIT 10.43
Employment Offer Letter
March 20, 2008
Paul Davis
Dear Paul,
It is with great pleasure that Coinstar offers you the position of Chief Operations Officer (COO) reporting directly to Dave Cole, Chief Executive Officer. This letter will serve to confirm our understanding of your acceptance of this position. Please note that all offers of employment are contingent upon successful completion of a pre-employment background check.
Salary
Your compensation will be based on an annualized salary of Four Hundred Thousand Dollars ($400,000), less all required withholding for taxes and social security. You will be paid semi-monthly (24 times per year).
Incentive Plan:
You are also eligible to participate in Coinstar’s incentive plan in 2008. Your bonus opportunity in 2008 will be 60% of your base compensation. The allocation of your incentive compensation is guided by the 2008 Executive Incentive Compensation Plan and determined at the sole discretion of the Compensation Committee of the Board of Directors (the “Committee”).
Stock Option
Provided you accept this position you will be eligible for a stock option grant to purchase 100,000 shares of Coinstar’s common stock, which will vest over a 4-year period. All stock option grants are subject to Committee approval and option availability. The exercise price of the option will be determined by the closing price of Coinstar’s common stock on the date your option is approved.
Restricted Stock
Provided you accept this position you will be eligible for a grant of 10,000 shares of restricted stock, which will vest over a 4-year period. All restricted stock grants are subject to Committee approval and availability.
Benefits
In order to remain competitive, the benefits in these plans may change from time to time. The following is a list of core benefits:
•	Partial paid Medical and Dental benefits for the employee.

•	401(k) Retirement Plan, company matches 100% of first 3% and 50% of 4% and 5% of employee pay contributed. Company portion vests immediately.

•	Long-term and short-term disability.

•	Life Insurance (1 times annual salary up to $50,000 coverage).

•	Flexible Spending Plans for health care and dependent care.

Start Date
Your anticipated start date for this position is April 7, 2008.
Paul, if you agree with and accept the terms of this offer of employment, please sign and return one copy of this letter to our office by April 1, 2008. I am confident your employment with Coinstar will prove mutually beneficial, and I look forward to having you join us.

Sincerely,	Accepted by:

/S/ DENISE RUBIN Denise Rubin	/S/ PAUL D. DAVIS Paul Davis
Corporate Vice President	Dated: 3/21/08
Human Resources